Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports First Quarter 2011
Financial Results and Provides Business Update
conference call begins at 9:00 a.m. eastern time today

TARRYTOWN, N.Y. (May 10, 2011) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced operating and financial results for the three months ended March 31, 2011, and provided an update with respect to the Company’s key business initiatives.

“EpiCept made substantial progress with its most important clinical projects during the first quarter of 2011,” stated Jack Talley, President and Chief Executive Officer of EpiCept. “We were delighted with the excellent clinical results for AmiKet™, formerly known as EpiCept™ NP-1, in the treatment of chemotherapy-induced neuropathy, particularly with respect to its activity in relieving the suffering of cancer patients who have undergone taxane therapy. We were also pleased to have received the support of key opinion leaders concerning the design of the Ceplene® Phase III confirmatory clinical trial.” Mr. Talley added, “With the recent submission of the application for Special Protocol Assessment with the FDA along with a strengthened cash position, we believe we are well positioned to meet our important objectives for the rest of 2011.”

Business Update

•	Ceplene® — approved in the European Union (EU) and Israel for administration with low-dose interleukin-2 (IL-2) for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the deadliest form of leukemia in adults. The product has been licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries, and to MegaPharm Ltd. to market and sell in Israel.

During the first quarter of 2011, Ceplene® was officially added to the list of reimbursed products in Italy, permitting reimbursement for one year, following which permanent reimbursement approval is expected. Reimbursement has been approved in Sweden and is being negotiated in France, while talks remain in a pre-negotiation phase in Spain. Reimbursement negotiations in several other European countries are ongoing. Sales of Ceplene® were not material in the first quarter of 2011 and are not expected to grow significantly until 2012.

The Company recently filed its protocol for a Phase III confirmatory clinical trial for Ceplene® with the U.S. Food and Drug Administration (FDA). The protocol will be reviewed under the FDA’s Special Protocol Assessment (SPA) program under which the FDA will provide formal guidance regarding the trial’s design, clinical endpoints, statistical analysis and labeling claims. As part of its submission, EpiCept has proposed a two-arm trial comparing the efficacy of maintenance therapy with Ceplene® in conjunction with low-dose IL-2 to investigator’s choice, which is often no treatment. The target population is AML patients in first complete remission who have received consolidation therapy. The primary endpoint will be overall survival. To ensure that the study design is both clinically rigorous and feasible from an enrollment standpoint, EpiCept worked closely with key opinion leaders to develop the protocol. EpiCept believes the results of this Phase III study, if positive, will provide the basis for the filing of a New Drug Application for Ceplene® in the U.S. Ceplene® has been granted orphan drug status in the United States, which provides seven years of market exclusivity from the approval date.

EpiCept is continuing patient enrollment for its European post-approval clinical study of Ceplene®. Approximately 50 patients have been enrolled to date. Data from the first 75 patients enrolled are expected to be reported beginning in late 2011. Thirty centers across Europe are participating in this study, with sites in Sweden, Belgium, France, the U.K., Spain, Germany and Italy. The Company intends to use the data from this single-arm, open-label trial to meet its post-approval commitment and to seek a refinement of Ceplene’s EU labeling. The data also is expected to have value to prescribing hematologists.

In early March 2011, EpiCept announced that it had submitted additional U.S. and global provisional patent applications based on the discoveries of the efficacy of Ceplene® plus IL-2 in AML of monocyte origin. The Company believes that these provisional patents, if granted, would provide an additional 20 years of market exclusivity for Ceplene® from the date of patent filing.

•	AmiKet™ (formerly known as EpiCept™ NP-1) — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. EpiCept has filed for registration “AmiKet” as the trade name for NP-1. During the first quarter of 2011, EpiCept announced positive results from a Phase IIb trial evaluating the efficacy and safety of AmiKet™ in chemotherapy-induced peripheral neuropathy (CIPN). The multi-center, double-blind, randomized, placebo-controlled study was conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program. More than 460 cancer survivors suffering from painful CIPN were enrolled in the six-week study. The results of the trial in the intent to treat (ITT) population demonstrated that the change in average daily neuropathy intensity scores in the AmiKet™ group achieved a statistically significant reduction in CIPN intensity versus placebo (p<0.001), which was the trial’s primary endpoint. Additionally, a pre-specified subgroup of the ITT population, those patients who previously received taxane chemotherapy, also showed a statistically significant reduction in average daily neuropathy intensity scores (p=0.034). This subgroup constituted more than 50% of the ITT population. Secondary efficacy endpoints confirmed the superiority of AmiKet™ vs. placebo. Furthermore, the safety profile of AmiKet™ was comparable to placebo.

The NCI estimates that 30%-40% of cancer patients treated with chemotherapy experience symptoms of CIPN, which impairs their quality of life and ability to function. The debilitating, chronic pain of CIPN is one of the most common reasons why cancer patients discontinue their treatment prematurely. More than one million breast cancer survivors in the United States alone suffer from this disease, for which there is no effective therapy.

The results of this trial build upon EpiCept’s clinical development of AmiKet™ in both diabetic and post-herpetic neuropathies. The Company has enrolled more than 1,600 patients into clinical trials of AmiKet™, including a 360-patient trial that studied AmiKet™’s efficacy compared with gabapentin and placebo in post-herpetic neuropathy, for which positive results were previously reported. EpiCept intends to partner AmiKet™ prior to the commencement of the Phase III program in order to share the costs and development risk, and ultimately to have that partner market the product globally upon approval. Partner discussions are continuing.

•	CrolibulinTM — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In December 2010, the NCI initiated a Phase Ib/II trial for crolibulinTM to assess safety and efficacy in combination with cisplatin in patients with anaplastic thyroid cancer (ATC). Trial enrollment has commenced and data from this trial could be available as early as the fourth quarter of 2011.

•	Azixa™ — a compound discovered by EpiCept and licensed to Myrexis, Inc. as part of an exclusive, worldwide development and commercialization agreement. AzixaTM has received orphan drug status in the United States for the treatment of glioblastoma multiforme (GBM). Phase II data from a sub-group of patients with recurrent GBM who are naïve to Avastin is expected to be reported in the first half of 2011. In December 2010, Myrexis began a Phase IIb clinical study of AzixaTM to treat GBM. The study will enroll as many as 120 patients in the U.S. and India in order to evaluate AzixaTM combination therapy as a first-line GBM treatment. The dosing of the first patient in a Phase III trial for Azixa™ triggers a milestone payment to EpiCept.

Financial and Operating Highlights

EpiCept’s net loss for the first quarter of 2011 was $2.5 million, or $0.04 per share, compared with a net loss of $4.5 million, or $0.10 per share, for the first quarter of 2010. As of March 31, 2011, EpiCept had cash and cash equivalents of $10.2 million.

First Quarter 2011 vs. First Quarter 2010

Revenue
The Company recognized revenue of $0.2 million during each of the first quarters of 2011 and 2010. For each of the first quarters of 2011 and 2010, revenue consisted primarily of the recognition of license fee payments previously received from the Company’s partners.

Cost of Goods Sold
Cost of goods sold in the first quarter of 2011 was $0.1 million, consisting primarily of a $0.1 million expense for Ceplene® inventory the Company believes will not be sold prior to reaching its product expiration date.

Selling, General and Administrative Expense
Selling, general and administrative expense in the first quarter of 2011 decreased by 32%, or $0.7 million, to $1.4 million compared with $2.1 million in the first quarter of 2010. The decrease was primarily related to lower selling expenses and marketing salaries.

Research and Development (R&D) Expense
R&D expense in the first quarter of 2011 decreased by approximately 17%, or $0.3 million, to $1.7 million compared with $2.0 million in the first quarter of 2010. The decrease was primarily related to lower regulatory fees and clinical trial expenses for Ceplene®.

Other Income (Expense)
Other income (expense) during the first quarter of 2011 amounted to net income of $0.5 million, compared with net expense of $0.6 million in the first quarter of 2010. The primary component of other income (expense) in both quarters is interest expense and foreign exchange gain (loss).

Liquidity

As of March 31, 2011 EpiCept had $10.2 million in cash and cash equivalents. In February 2011, the Company received approximately $6.6 million in net proceeds from the issuance of approximately 8.9 million shares of its common stock at $0.80 per share, and five-year warrants to purchase up to approximately 3.6 million shares of common stock at an exercise price of $0.75 per share. In March 2011, the Company received approximately $4.3 million in net proceeds from the issuance of approximately 7.1 million shares of its common stock at $0.65 per share, and five-year warrants to purchase up to approximately 5.3 million shares of common stock at an exercise price of $0.72 per share. The Company believes that its current cash is sufficient to fund operations into 2012.

The Company continues its efforts to secure a non-equity financing transaction that, if completed, will support its current operations through 2012. The Company may decide to seek additional or alternative sources or types of financing should the transaction not close or the proceeds be less than anticipated. The Company also may receive cash from certain licensing activities during 2011.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions today beginning at 9:00 a.m. Eastern Daylight Time.

To participate in the live call and be able to participate in the question and answer session, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 65652513) prior to the start of the conference. The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 65652513).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, approved in the EU and Israel for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. In the United States, a pivotal trial is scheduled to commence in 2011. The Company has two other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that our securities may be delisted from The Nasdaq Capital Market, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$10,212	$2,435
Inventory	922	1,004
Property and equipment, net	193	222
Total assets	$12,353	$4,689
Accounts payable and other accrued liabilities	$3,224	$3,389
Deferred revenue	13,603	13,826
Notes and loans payable	979	972
Total stockholders’ deficit	(6,023)	(14,135)
Total liabilities and stockholders’ deficit	$12,353	$4,689

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	Three Months Ended
	March 31,
	2011	2010
Revenue	$238	$195

Operating expenses:
Cost of goods sold	90	28
Selling, general and administrative	1,394	2,057
Research and development	1,684	2,039

Total operating expenses	3,168	4,124

Loss from operations	(2,930)	(3,929)

Other income (expense):
Interest income	2	3
Foreign exchange gain (loss)	504	(516)
Interest expense	(39)	(61)

Other income (expense), net	467	(574)

Net loss before income taxes	(2,463)	(4,503)
Income taxes	(3)	(5)

Net loss	(2,466)	(4,508)

Basic and diluted loss per common share	$(0.04)	$(0.10)

Weighted average common shares outstanding *	60,102,966	44,160,266

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Three Months Ended March 31,
	2011	2010
Net cash used in operating activities	$(3,420)	$(1,518)
Net cash (used in) provided by investing activities	(1)	27
Net cash provided by (used in) financing activities	11,200	(74)
Effect of exchange rate changes on cash	(2)	2

Net increase (decrease) in cash and cash equivalents	7,777	(1,563)
Cash and cash equivalents at beginning of period	2,435	5,142

Cash and cash equivalents at end of period	$10,212	$3,579

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Three Months Ended March 31,
	2011	2010
Stockholders’ deficit at beginning of period	$(14,135)	$(9,079)
Net loss for the period	(2,466)	(4,508)
Stock-based compensation expense	236	203
Foreign currency translation adjustment	(531)	603
Share, option and warrant issuance	10,873	—
Exercise of warrants	—	39

Stockholders’ deficit at end of period	$(6,023)	$(12,742)

As of May 6, 2011 EpiCept had 70,989,292 common shares outstanding.

# # #

*Azixa is a registered trademark of Myrexis, Inc.

EPCT-GEN